Exhibit 99.5

CONSENT OF TRUSTEE

The undersigned hereby consents, in accordance with Rule 438 under the Securities Act of 1933, as amended, to be named as a prospective trustee of PennyMac Mortgage Investment Trust in the registration statement on Form S-11, and any amendments thereto, to be filed by PennyMac Mortgage Investment Trust.

By:	/s/ Joel S. Marcus
Joel S. Marcus

July 10, 2009